Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ORTHOVITA, INC.

at

$3.85 NET PER SHARE

Pursuant to the Offer to Purchase dated May 27, 2011

by

OWL ACQUISITION CORPORATION

an indirect wholly owned subsidiary of

STRYKER CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JUNE 24, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

May 27, 2011

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 27, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by Owl Acquisition Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Stryker Corporation, a Michigan corporation (“Stryker”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Orthovita, Inc., a Delaware corporation (“Orthovita”), at a purchase price of $3.85 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer. Also enclosed is the letter to shareholders of Orthovita from Antony Koblish, President and Chief Executive Officer of Orthovita, accompanied by Orthovita’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Orthovita;

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $3.85 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 16, 2011 (as it may be amended from time to time, the “Merger Agreement”), among Stryker, Purchaser and Orthovita. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Orthovita (the “Merger”), with Orthovita continuing as the surviving corporation and a wholly owned subsidiary of Stryker.

4. The Orthovita board of directors by a unanimous vote of those voting at a meeting at which all the directors of Orthovita were present (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of Orthovita and (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Orthovita board of directors recommends, by the unanimous vote of the directors who voted, that Orthovita’s shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement.

5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of June 24, 2011, unless the Offer is extended or earlier terminated.

6. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7. Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

We urge you to read the enclosed materials regarding the Offer carefully before instructing us to tender any of your Shares.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf prior to the Expiration Date.

The Offer is not being made to (nor will tender of Shares be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ORTHOVITA, INC.

at

$3.85 NET PER SHARE

Pursuant to the Offer to Purchase

dated May 27, 2011

by

OWL ACQUISITION CORPORATION

an indirect wholly owned subsidiary of

STRYKER CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 27, 2011, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by Owl Acquisition Corporation, a Delaware corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Stryker Corporation, a Michigan Corporation (“Stryker”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Orthovita, Inc., a Delaware corporation (“Orthovita”), at a purchase price of $3.85 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:	SHARES	*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:
Signature(s)

Please Print Names

Address:

Include Zip Code

Area code and Telephone no.

Tax Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed by the person to whom these instructions are directed that all Shares held by such person for the account of the tendering stockholder are to be tendered.